Exhibit 10.9.1

AMENDMENT NUMBER ONE TO LEASE

THIS AMENDMENT NUMBER ONE TO LEASE (this "Amendment Number One") is made this 26th day of October, 2000, between MV Golden State Emeryville, LLC, a Delaware limited liability company, ("Landlord"), and Siebel Systems, Inc., a Delaware corporation ("Tenant").

WHEREAS, Spieker Properties, L.P., a California limited partnership ("Spieker") and Tenant entered into a Lease dated August 16, 1999, (the "Lease"), for those certain premises located at 2100 Powell Street, Emeryville, California (the "Premises"), as more fully described in the Lease. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease; and

WHEREAS, in connection with a separate transaction, Spieker, as ground lessor, entered into a certain ground lease (the "Ground Lease") with Landlord, as ground lessee, covering the Building; and

WHEREAS, in connection with the Ground Lease, Spieker assigned its rights and obligations under the Lease to Landlord; and

WHEREAS, pursuant to Paragraph 39.C of the Lease, Tenant has exercised its one-time Option to Expand; and

WHEREAS, Landlord and Tenant desire to modify the Lease as provided herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1. Premises.

(a) The term "Premises" as used in the Lease is amended to be the original premises described in the Lease (the "Original Premises") and the entire ninth (9th) through twelfth (12th) floors, inclusive, and the remaining portion of the thirteenth (13th) floor which is not part of the Original Premises (the "Expansion Premises"). The Original Premises and the Expansion Premises collectively shall comprise the entire building (as depicted in Exhibit A attached hereto) located at 2100 Powell Street, Emeryville, California (the "Building") and shall consist of approximately Three Hundred Forty-Four Thousand Four Hundred Thirty-Three (344,433) rentable square feet. The Premises as expanded herein is approximately as shown outlined in red on the floor plan attached hereto as Exhibit A.

(b) The "Building Description" as provided in the Basic Lease Information of the Lease is amended deleted in it entirety and replaced with the following:

"2100 Powell Street, Emeryville, California, comprised of one 16-story office building with approximately Three Hundred Forty-Four Thousand Four Hundred Thirty-Three (344,433) rentable square feet, subject to adjustment pursuant to Paragraph 39.I hereof"

(c) Subject to Paragraph 35 of the Lease, Landlord shall use commercially reasonable efforts to cause the Base Building Work (described in Schedule 1 to Exhibit C of the Lease, as modified hereby) to be substantially complete and to deliver possession of the Expansion Premises to Tenant on or about January 15, 2001. Tenant's taking of possession of the Expansion Premises or any part thereof shall constitute Tenant's confirmation of substantial completion for all purposes hereof, whether or not substantial completion of the Building or Project shall have occurred.

2. Rent. Base Rent for the Expansion Premises and the Original Premises, collectively, shall be as follows:

Month:	Base Rent (subject to adjustment in accordance with Paragraph 39.I):
Month 1 through Month 12:	$919,636.11 per month, based upon $2.67 per rentable square foot
Month 13 through Month 24:	$936,857.76 per month, based upon $2.72 per rentable square foot
Month 25 through Month 36:	$954,079.41 per month, based upon $2.77 per rentable square foot
Month 37 through Month 48:	$971,301.06 per month, based upon $2.82 per rentable square foot
Month 49 through Month 60:	$988,522.71 per month, based upon $2.87 per rentable square foot
Month 61 through Month 72:	$1,009,188.69 per month, based upon $2.93 per rentable square foot
Month 73 through Month 84:	$1,026,410.34 per month, based upon $2.98 per rentable square foot
Month 85 through Month 96:	$1,047,076.32 per month, based upon $3.04 per rentable square foot
Month 97 through Month 108:	$1,067,742.32 per month, based upon $3.10 per rentable square foot
Month 109 through Month 120:	$1,088,408.28 per month, based upon $3.16 per rentable square foot
Month 121 through Month 132:	$1,109,074.26 per month, based upon $3.22 per rentable square foot
Month 133 through Month 144:	$1,129,740.24 per month, based upon $3.28 per rentable square foot

3. Security Deposit.

(a) The definition of "Security Deposit" in Basic Lease Information is deleted and replaced with the following: "$1,000,000 Letter of Credit (subject to adjustment as provided in Paragraph 39.H and Paragraph 19 hereof)".

(b) Subparagraphs 39.H.6 and 39.H.7 shall be deleted in their entirety and replaced with the following:

"6. Increase of Letter of Credit Amount. If Tenant's financial condition satisfies the Minimum Standards (defined herein) at any time during the Term of this Lease, and if Tenant is not in material default beyond any applicable cure period under the terms and conditions of the Lease, Tenant shall maintain the LOC in the LOC Amount described in the Basic Lease Information. Within ten (10) business days of either the delivery of notice from Landlord that Tenant has failed to satisfy the Minimum Standards or if Tenant's Determination (as defined below) indicates the same, or if Tenant is in material default of the Lease beyond any applicable cure period, Tenant shall increase the LOC Amount to Four Million Six Hundred Thousand Dollars ($4,600,000.00) (the "Increased LOC Amount"). For purposes of this Lease, "Minimum Standards" shall mean (a) Tenant's Tangible Net Worth (as defined below) exceeds Seven Hundred Fifty Million Dollars ($750,000,000.00); and (b) Tenant maintains a Financial Current Ratio in excess of two (2). Tenant shall in good faith, and no less than one time quarterly, regularly monitor, review and report in writing to Landlord its financial status to determine if it meets the Minimum Standards ("Tenant's Determination"); provided, however, that during any quarter in which Tenant is a "publicly traded company" registered under the Securities Act of 1933, then Tenant shall not be required to provide written reports to Landlord. In the event that Tenant fails to satisfy the Minimum Standards, Tenant shall immediately (i) notify Landlord, and (ii) within ten (10) business days following written notice from Landlord or the date of Tenant's Determination, deliver to Landlord an LOC in an amount equal to the Increased LOC Amount and which is otherwise in compliance with the terms and conditions of this Lease. "Tangible Net Worth" shall mean assets less intangible assets and total liabilities, with intangible assets including nonmaterial benefits such as goodwill, patents, copyrights, and trademarks. "Financial Current Ratio" shall mean total current assets divided by total current liabilities as shown on the balance sheet, all as determined by Tenant's financial statements prepared in accordance with generally accepted accounting principles and audited by the nationally recognized public accounting firm which customarily audits Tenant's financial statements. In the event that pursuant to the terms of this Paragraph 39.H, Tenant is required to provide to Landlord confidential, nonpublic information, Tenant shall indicate in writing that such information is confidential and Landlord and Tenant shall each timely execute a commercially reasonable confidentiality agreement covering such information.

7. Reduction of Letter of Credit. Only in the event Tenant satisfies all of the following conditions, the Increased LOC Amount shall be reduced to the original LOC Amount of One Million Dollars ($1,000,000.00): (a) Tenant is not and for the preceding twelve (12) successive calendar months, has not been in material default under the terms of this Lease beyond any applicable cure period; and (b) Tenant meets the Minimum Standards; and (c) Tenant provides to Landlord ten (10) days prior notice of any such reduction; and (d) the text of the LOC provides that the issuing bank shall notify Landlord in writing prior to any such reduction. In the event that such reduction to the LOC Amount is made and, subsequently, Tenant fails to meet any of the above conditions for a period of thirty (30) days following delivery by Landlord of written notice of any such failure, Tenant shall, within ten (10) business days after Landlord's written notice, increase the LOC Amount to the Increased LOC Amount.

8. Base Rent Adjustment. During the initial Term of this Lease, Landlord shall provide a credit to Tenant against Tenant's obligation to pay Base Rent hereunder in an amount equal to Six Hundred Twenty-Five Dollars ($625.00) per month. In the event that Tenant increases the LOC Amount as provided in Paragraph 39.H.6 above, for the period the LOC Amount remains equal to the Increased LOC Amount, Landlord shall increase such rent credit to Two Thousand Eight Hundred Seventy-Five Dollars ($2,875.00) per month (the "Increased Base Rent Adjustment"), prorated for any partial months; provided however, that Landlord shall only be obligated to provide the Increased Base Rent Adjustment during the initial thirty-six (36) months of the Term of this Lease."

4. Tenant's Proportionate Share. Tenant's Proportionate Share of the Building shall be one hundred percent (100%).

5. Tenant Improvements.

(a) Exhibit C. The terms and conditions of Exhibit C to the Lease shall apply to the Expansion Premises; provided, however, that any obligation with respect to the design, approval or construction of Tenant Improvements within the Expansion Premises shall not he deemed to have commenced until the exercise of the Option to Expand, and all time periods for such performance shall be correspondingly adjusted.

(b) Drywall Allowance. Landlord shall contribute an additional amount not to exceed Seventy-Nine Thousand Six Hundred Thirty Three and 48/100 Dollars (79,633.48) to the Drywall Allowance defined in Paragraph 4.1 of Exhibit C to the Lease which Drywall Allowance shall be used solely toward the cost of applying drywall to the exterior walls and columns within the Expansion Premises. The total amount of the Drywall Allowance shall not exceed Two Hundred Twenty-Nine Thousand Six Hundred Thirty-Three and 48/100 ($229,633.48).

(c) Base Building Work. The following definitions contained in Schedule 1 to Exhibit C of the Lease shall be amended as provided below:

(i) Site: 4.0546 net Acres, or 176,618 SF

(ii) Building Areas: Net Rentable Area 344,433 RSF
Parking 905 Spaces

6. Early Access. The terms and conditions of Paragraph 39.K of the Lease shall apply only to the Original Premises and shall not apply to the Expansion Premises.

7. Assignment and Subleasing. Pursuant to Paragraph 39.C of the Lease, Tenant hereby affirms that Tenant's exercise of its option to expand under Paragraph 39.C of the Lease shall constitute a representation by Tenant to Landlord that Tenant does not intend as of the date of this Amendment to assign the Lease for the Original Premises or the Expansion Premises in whole or in part, or sublet all or any portion of the Premises or the Expansion Premises, each except with respect to a Permitted Transferee, the election to expand being for the purpose of utilizing the Expansion Premises for Tenant's (or a Permitted Transferee's) purposes in the conduct of Tenant's (or a Permitted Transferee's) business therein.

8. BOMA Method of Measurement. Paragraph 39.I is deleted in its entirety and replaced with the following:

"BOMA Method of Measurement. Landlord has measured the rentable square footage of the Premises, the Building and the Project all in accordance with the rentable standards set forth in ANSI/BOMA Z65.l -1996, as promulgated by the Building Owners and Managers Association, and its applicable guidelines ("BOMA Standard"). After substantial completion of the Tenant Improvements located in the Premises, Landlord shall have the right to remeasure the Premises and the Building. Tenant hall have a one-time right, exercisable within ten (10) business days after completion of the Base Building Work (as designated by notice from Landlord to Tenant) to remeasure the Premises and the Building. Tenant shall complete the remeasurement within ten (10) business days after expiration of the first ten (10) business day period. In the event such remeasurement of the Premises and the Building by Tenant, within the time period specified above, demonstrates to Landlord's reasonable satisfaction that the rentable square footage measurement prepared by Landlord produces a square footage number in excess of or lower than the square footage number which would have resulted had the BOMA Standard been properly applied, certain items and concepts addressed in this Lease with respect to the Premises, Base Rent, Tenant's Proportionate Share, and all other matters related to the measurement of the Building and the Premises shall be adjusted effective as of the Term Commencement Date, to reflect the actual number of rentable square feet, as properly remeasured under the BOMA Standard. Tenant shall have no further right to remeasure the Premises or the Building. In the event that Landlord and Tenant are unable to agree upon the measurement of the Premises or the Building as caused by Tenant within a reasonable period of time, the arbitration process described in Paragraph 39.J below shall apply."

10. Security System. Tenant, at its sole cost and expense, shall install a security system in the Building ("Tenant's Security System"). The review and approval provisions in Section 2 of Exhibit C to the Lease shall apply to Tenant's design and installation ("Tenant's Security System Plans") of Tenant's Security System. Tenant shall be responsible for ensuring that Tenant's Security System Plans are compatible with the design, construction and equipment of the Building, comply with applicable Regulations and the Standards (defined in Exhibit C to the Lease), and contain all such information as may be required to show location and system requirements. Tenant's Security System Plans shall also include electrical engineering drawings mutually satisfactory to Landlord and Tenant which shall be prepared by Tenant's electrical engineer, which approval shall not be unreasonably withheld. Notwithstanding Landlord's preparation, review and approval of Tenant's Security System Plans and any revisions thereto, Landlord shall have no responsibility or liability whatsoever for any errors or omissions contained in Tenant's Security System Plans or any revisions thereto, or to verify dimensions or conditions, or for the quality, design or compliance with applicable Regulations of any improvements described therein or constructed in accordance therewith. Tenant hereby waives all claims against Landlord relating to, or arising out of the design or construction of, Tenant's Security System. Tenant shall be solely liable for the repair and maintenance of Tenant's Security System. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord harmless from and against any loss, cost, expense, damage, attorneys' fees or liability arising directly or indirectly from, or otherwise related to, Tenant's Security System. Tenant acknowledges and agrees that it shall be solely responsible for providing adequate security for its use of the Premises and the Building and that Landlord shall have no obligation or liability with respect thereto. In the event that the Lease is assigned in accordance with the terms of the Lease, to a party other than a Permitted Transferee, or Tenant otherwise relinquishes its leasehold interest in all or a portion of the Premises in accordance with the Lease or other written agreement between the parties hereto, Tenant shall, at Landlord's election, remove Tenant's Security System in accordance with Tenant's removal obligations described below in this Paragraph 10. Tenant's Security System shall not limit any rights or obligations contained in the Lease. Upon expiration or earlier termination of the Lease, Tenant's Security System shall be deemed an Alteration pursuant to Paragraph 12 of the Lease, except as expressly provided herein. Tenant's Security System shall remain the property of Tenant. Tenant shall, at Tenant's sole costs and expense, remove Tenant's Security System and restore any damage to the Premises, Building and Project caused by the installation, maintenance or removal or Tenant's Security System by the expiration or earlier termination of the Lease, to their condition existing prior to the installation of Tenant's Security System. Such removal and restoration shall be accomplished in a first-class and good and workmanlike manner so as not to cause any damage to the Premises, Building or Project whatsoever. If Tenant fails to remove Tenant's Security System, Landlord may keep Tenant's Security System or remove Tenant's Security System and cause it to be stored or sold in accordance with applicable law, at Tenant's sole expense.

All other terms and conditions of the Lease shall remain in full force and effect and shall apply to the Premises as well as to the original premises.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number One as of the day and year first above written.

Dated: October 26, 2000

Landlord:

MV GOLDEN STATE EMERYVILLE, LLC,
a Delaware limited liability company

By: Spieker Properties, L.P.,
a California limited partnership,
its duly authorized leasing agent

By: Spieker Properties, Inc.,
a Maryland corporation
its general partner

By: /s/ Christopher T. White
Christopher T. White
Its: Vice President

Tenant:

SIEBEL SYSTEMS, INC.,
a Delaware corporation

By: /s/ Jeffrey T. Amann
Jeffrey T. Amann
Its: Secretary

AMENDMENT NUMBER TWO TO LEASE

THIS AMENDMENT NUMBER TWO TO LEASE (this "Amendment Number Two") is made this 29th of June, 2001, between MV Golden State Emeryville, LLC, a Delaware limited liability company, ("Landlord"), and Siebel Systems, Inc., a Delaware corporation ("Tenant").

WHEREAS, Spieker Properties, L.P., a California limited partnership ("Spieker") and Tenant entered into a Lease dated August 16, 1999, as modified by that certain Amendment Number One to Lease dated as of October 26, 2000 (as amended, the "Lease"), for those certain premises located at 2100 Powell Street, Emeryville, California (the "Premises"), as more filly described in the Lease. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease; and

WHEREAS, in connection with a separate transaction, Spieker, as ground lessor, entered into a certain ground lease (the "Ground Lease") with Landlord, as ground lessee, covering the Building; and

WHEREAS, in connection with the Ground Lease, Spieker assigned its rights and obligations under the Lease to Landlord; and

WHEREAS, Landlord and Tenant desire to modify the Lease as provided herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1. Location of Childcare Facility. The Childcare Facility (as herein defined) shall be located on a portion of the Premises located on the third (3rd) floor of the Building. The usable and rentable areas of the Premises, as well as Base Rent and the Security Deposit under the Lease, shall not be affected by the construction and the use of the Childcare Facility Improvements or use of any common area of the Building as part of or directly in connection with the Childcare Facility in accordance with the terms and conditions of the Lease as modified hereby.

2. Construction of the Childcare Facility, Transit Area and Outdoor Play Area. Tenant shall construct the Childcare Facility, Outdoor Play Area and any additional improvements in the Transit Area, all as described in Exhibit B attached hereto (the "Childcare Facility Improvements"). The terms and conditions of Exhibit C to the Lease shall apply to Tenant's design and construction of the Childcare Facility Improvements; provided, however, that (a) Landlord hereby approves Webcor as the general contractor for construction of the Childcare Facility Improvements, (b) the Term Commencement Date shall be deemed to have occurred and shall not be affected by the construction of the Childcare Facility Improvements, (c) any obligation with respect to the design, approval or construction of the Childcare Facility Improvements shall be deemed to have commenced as of the date of this Amendment, and (d) the provisions of Section 7.1 of Exhibit C shall not apply to the construction of the Childcare Facility Improvements.

3. Permitted Use. The Permitted Use as defined in the Basic Lease Information is hereby deleted in its entirety and replaced with the following: "General office use and training and call center uses and, on a portion of the third (3rd) floor of the Building only, plus a portion of the parking area indicated on Exhibit A to Amendment Number Two to Lease, the operation of a childcare facility (the "Childcare Facility") in accordance with the terms of this Lease, as amended". Notwithstanding the provisions of Paragraph 4 of the Lease, the children utilizing the Childcare Facility shall not be counted in computing the Occupancy Density under the Lease with respect to the Occupancy Density allocable to the third (3rd) floor of the Building. Landlord further acknowledges and agrees that noise may emanate from the Childcare Facility, and that any such noise which is consistent with similarly situated childcare facilities shall not be deemed a breach of the limitations set forth in Paragraph 4.B of the Lease so long as Tenant or a Permitted Transferee(s) and any other permitted subtenant or assignee of Tenant who has acknowledged and approved such use in writing occupies the second (2nd), third (3rd) and fourth (4th) floors of the Building.

4. Parking Area. A portion of the parking area located in the common area of the Project (as depicted on Exhibit A to this Amendment Number Two) shall be utilized by Tenant solely in connection with the operation of the Childcare Facility. Certain parking spaces as indicated on Exhibit A are allocated for servicing the Childcare Facility and shall be used solely for short term parking to accommodate child arrival and departure (the "Transit Area"). Certain parking spaces as indicated on Exhibit A are allocated for servicing the Childcare Facility and shall be used solely for an outside play area (the "Outside Play Area"). Tenant hereby acknowledges and agrees that the parking spaces located in the Transit Area and the Outside Play Area are included in and a part of the number of parking spaces allocated for Tenant's use in the Basic Lease Information of the Lease and for which Tenant is responsible for parking charges as indicated in the Lease.

5. Management/Operation of Childcare Facility.

(a) Tenant shall make the Childcare Facility available to children of its then current employees, recently departing employees entitled to continued childcare coverage pursuant to Tenant's company policy on a temporary basis and contractors of Tenant and Tenant's Permitted Transferees, and to no other person without the prior written consent of Landlord.

(b) Tenant hereby acknowledges and agrees that Tenant is solely liable for the operation and management of the Childcare Facility and that Landlord shall not be directly or indirectly liable for the operation and/or management of the Childcare Facility. Tenant hereby agrees that it shall expressly inform all employees and contractors utilizing the Childcare Facility that Landlord is not responsible for the operation and management of the Childcare Facility. Landlord may, but shall not be obligated to, post signage at and/or about the Premises and Project disclaiming liability for the operation and management of the Childcare Facility. Tenant may contract the operation of the Childcare Facility to a third party provider reasonably acceptable to Landlord. Landlord acknowledges that such provider may change from time to time. Landlord hereby consents to Tenant engaging Bright Horizons to operate the Childcare Facility.

(c) Landlord shall have no obligation to provide janitorial service to the Childcare Facility. Tenant shall be liable for maintaining the Transit Area and the Outdoor Play Area in a clean condition.

6. Insurance; Indemnity. Tenant's insurance and indemnity requirements contained in Paragraph 8 of the Lease shall apply to the Premises and the Transit Area and Outside Play Area. In addition to the insurance that Tenant is required to obtain and maintain pursuant to the Lease, Tenant shall obtain and maintain any other types of insurance that may be required by Landlord's lender from time to time. In addition, Tenant shall confirm that its general liability policy contains no exclusion for childcare molestation and/or sexual abuse, and that such coverage applies to all parties using and/or occupying the Childcare Facility, the Transit Area and/or the Outside Play Area. Tenant shall deliver to Landlord an insurance certificate evidencing such insurance coverage no later than ten (10) days before the date Tenant commences use of the Childcare Facility, and thereafter at least thirty (30) days before the expiration dates of the expiration of such coverage.

7. Surrender of Childcare Facility, Transit Area and Outside Play Area; Tenant's Removal and Restoration Obligations. Upon expiration or earlier termination of the Lease, Tenant shall remove the Childcare Facility Improvements and restore the Premises and Project in accordance with the terms of the Lease as modified hereby. All Childcare Facility Improvements shall remain the property of Tenant until the expiration or earlier termination of this Lease, at which time the Childcare Facility Improvements, other than furniture, fixtures and equipment, shall be and become the property of Landlord; provided, however, that Landlord may, at Landlord's option, require that Tenant, at Tenant's expense, remove any or all Childcare Facility Improvements made by Tenant and restore the portion of the Premises upon which the Childcare Facility is located, including restoration of any exit points to the building made in connection with the Childcare Facility Improvements, by the expiration or earlier termination of this Lease to a warm shell condition. Upon expiration or earlier termination of the Lease, or upon termination of the use of the Childcare Facility, Tenant shall restore the Transit Area and the Outdoor Play Area to a parking configuration consistent with the parking configuration standards then in effect in the Project. All such removals and restoration shall be accomplished in a first-class and good and workmanlike manner so as not to cause any damage to the Premises or Project whatsoever. If Tenant fails to remove such Childcare Facility Improvements or other personal property, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant's sole expense. In addition to and wholly apart from Tenant's obligation to pay Tenant's Proportionate Share of Operating Expenses, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its fixtures or personal property, on the value of Childcare Facility Improvements within the Premises or any increase in any of the foregoing based on such Childcare Facility Improvements. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

8. Compliance with Laws. Tenant shall, at its sole cost and expense, comply with Regulations in accordance with the terms of the Lease and with respect to Regulations regarding the construction, operation, maintenance and removal of the Childcare Facility.

9. Termination of Childcare Facility. Tenant may elect at any time during the term of this Lease to terminate the use of the Childcare Facility. In such event, Tenant may modify the Premises to accommodate the Permitted Use under the Lease, subject to the provisions of Section 12 of the Lease, and Tenant shall restore promptly the Transit Area and the Outdoor Play Area to a parking configuration consistent with the parking configuration standards then in effect in the Project. All such removals and restoration shall be accomplished in a first-class and good and workmanlike manner so as not to cause any irreparable damage to the Premises or Project whatsoever, and otherwise consistent with the terms and conditions of the Lease as modified hereby.

All other terms and conditions of the Lease shall remain in full force and effect and shall apply to the Premises, including the Childcare Facility, the Transit Area and the Outdoor Play Area.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number Two as of the day and year first above written.

Dated: June 29, 2001

Landlord:

MV GOLDEN STATE EMERYVILLE, LLC,
a Delaware limited liability company

By: Spieker Properties, L.P.,

a California limited partnership,
its duly authorized leasing agent

By: Spieker Properties, Inc.,
a Maryland corporation
its general partner

By: /s/ Pamela Lakey
Pamela Lakey
Its: Vice President

Tenant:

SIEBEL SYSTEMS, INC.,
a Delaware corporation

By: /s/ Jeffrey T. Amann
Jeffrey T. Amann
Its: Secretary